UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                         INTERNET INITIATIVE JAPAN INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   J24210-10-6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  Suzuki Koichi
                         Internet Initiative Japan, Inc.
                             Jinbocho Mitsui Bldg.,
                              1-105 Kanda Jinbo-cho
             Chiyoda-ku, Tokyo 101-0051, Japan Tel: +81-3-5259-6500
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  June 27, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. J24210-10-6                                                     Page 2
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Sumitomo Corporation
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         1,582 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
   Person With      ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO

CUSIP No. J24210-10-6                                                     Page 3
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Itochu Corporation
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         1,561 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           780 Shares
   Person With      ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     14,002 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     54.39%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO

CUSIP No. J24210-10-6                                                     Page 4
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     NTT Communications Corporation
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         1,252 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO

CUSIP No. J24210-10-6                                                     Page 5
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Applied Research Institute, Inc.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         620 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
     Shares              0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO
--------------------------------------------------------------------------------

CUSIP No. J24210-10-6                                                     Page 6
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Sumitomo Mitsui Banking Corporation
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not  Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         606 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     BK
--------------------------------------------------------------------------------

CUSIP No. J24210-10-6                                                     Page 7
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Mizuho Corporate Bank, Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not  Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         706 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     BK

CUSIP No. J24210-10-6                                                     Page 8
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     UFJ  Bank Limited
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         686 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     BK

CUSIP No. J24210-10-6                                                     Page 9
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Toyota Motor Corporation
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not  Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         600 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO

CUSIP No. J24210-10-6                                                    Page 10
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     KDDI Corporation
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         420 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO

CUSIP No. J24210-10-6                                                    Page 11
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     I.T.G. Co.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not  Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         356 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO

CUSIP No. J24210-10-6                                                    Page 12
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Sony Corporation
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         499 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO

CUSIP No. J24210-10-6                                                    Page 13
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     The Japan Research Institute, Limited
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         300 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO

CUSIP No. J24210-10-6                                                    Page 14
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Digital Technologies Corporation
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         300 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO

CUSIP No. J24210-10-6                                                    Page 15
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Toyotsu Syscom Corporation
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         300 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO

CUSIP No. J24210-10-6                                                    Page 16
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Toyota Tsusho Corporation
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not  Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         100 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO

CUSIP No. J24210-10-6                                                    Page 17
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     TIS Inc.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
      (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     WC
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         50 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           478 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,700 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     53.22%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO

CUSIP No. J24210-10-6                                                    Page 18
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Denso Corporation
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         50 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO

CUSIP No. J24210-10-6                                                    Page 19
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Software Research Associates, Inc.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         781 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO

CUSIP No. J24210-10-6                                                    Page 20
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Dai-ichi Mutual Life Insurance Company
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         1,116 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO

CUSIP No. J24210-10-6                                                    Page 21
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Suzuki Koichi
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         1,344 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             976 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     IN

CUSIP No. J24210-10-6                                                    Page 22
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Hiroyuki Fukase
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         430 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     IN

CUSIP No. J24210-10-6                                                    Page 23
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Toshiya Asaba
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         52 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     IN

CUSIP No. J24210-10-6                                                    Page 24
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Akio Onishi
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not  Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         1 Share
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     IN

CUSIP No. J24210-10-6                                                    Page 25
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Yasuhiro Nishi
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not  Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         10 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     IN

CUSIP No. J24210-10-6                                                    Page 26
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Shunichi Kozasa
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not  Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         20 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     IN

CUSIP No. J24210-10-6                                                    Page 27
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Hideshi Hojo
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         20 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     IN

CUSIP No. J24210-10-6                                                    Page 28
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Kazumasa Utashiro
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         60 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     IN

CUSIP No. J24210-10-6                                                    Page 29
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Takamichi Miyoshi
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         60 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     IN

CUSIP No. J24210-10-6                                                    Page 30
--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
     Masako Tanaka
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)
     Not  Applicable
--------------------------------------------------------------------------------
5. Check If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Japan
--------------------------------------------------------------------------------
                    7.   Sole Voting Power
                         120 Shares
                    ------------------------------------------------------------
    Number of       8.   Shared Voting Power
      Shares             0 Shares
   Beneficially     ------------------------------------------------------------
   Owned by Each    9.   Sole Dispositive Power
     Reporting           0 Shares
    Person With     ------------------------------------------------------------
                    10.  Shared Dispositive Power
                         13,222 Shares
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     13,222 Shares
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)
     51.36%.
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     IN

---------------------                                          -----------------
CUSIP NO. J24210-10-6                                                    PAGE 31
---------------------                                          -----------------

Item 1. Security and Issuer.

     This Amendment No. 2 to the Statement of Beneficial Ownership on Schedule 13D originally filed on March 22, 2001, concerns the shares of Common Stock (the "Common Stock") of Internet Initiative Japan Inc., a corporation organized under the laws of Japan ("IIJ" or the "Issuer"). The Issuer's principal executive office address is Internet Initiative Japan Inc., Jinbocho Mitsui Building, 1-105 Kanda Jinbo-cho, Chiyoda-ku, Tokyo 101-0051, Japan.


Item 2. Identity and Background.

     This statement is filed by Suzuki Koichi on his own behalf and on behalf of each of the other shareholders listed on Schedule I hereto (the "Shareholders"), which is hereby incorporated by reference.

     The principal business of Sumitomo Corporation, a company organized under the laws of Japan, is general trading. The principal executive offices of Sumitomo Corporation are located at Harumi Island Trition Square Office Tower Y, 8-11 Harumi 1-chome, Chuo-ku, Tokyo 104-8610, Japan.

     The principal business of ITOCHU Corporation, a company organized under the laws of Japan, is general trading. The principal executive offices of ITOCHU Corporation are located at 5-1, Kita-Aoyama 2-chome, Minato-ku, Tokyo 107-6077, Japan.

     The principal business of NTT Communications Corporation, a company organized under the laws of Japan, is operation of long distance telecommunications and other network services in Japan. The principal executive offices of NTT Communications Corporation are located at 1-1-6, Uchisaiwai-cho, Chiyoda-ku, Tokyo 100-8019, Japan.

     Applied Research Institute, Inc., a company organized under the laws of Japan, is principally a think-tank. The principal executive offices of Applied Research Institute, Inc. are located at 2-2, Kanda Nishiki-cho, Chiyoda-ku, Tokyo 101-0054, Japan.

     The principal business of Sumitomo Mitsui Banking Corporation, a company organized under the laws of Japan, is banking and financial services. The principal executive offices of Sumitomo Mitsui Banking Corporation are located at 1-2, Yurakucho 1-chome, Chiyoda-ku, Tokyo 100-0006, Japan.

                                                               -----------------
                                                                         PAGE 32
                                                               -----------------

     The principal business of Mizuho Corporate Bank, Limited, a company organized under the laws of Japan, is banking and financial services. The principal executive offices of Mizuho Corporate Bank, Limited are located at 1-3-3, Marunouchi, Chiyoda-ku, Tokyo 100-8210, Japan

     The principal business of UFJ Bank, Limited, a company organized under the laws of Japan, is banking and financial services. The principal executive offices of UFJ Bank, Limited are located at 3-21-24, Nishiki, Naka-ku, Nagoya, Aichi 460-8660, Japan.

     The principal business of Toyota Motor Corporation, a company organized under the laws of Japan, is the design, manufacture, assembly and sale of automobiles and related parts and accessories. The principal executive offices of Toyota Motor Corporation are located at 1, Toyota-cho, Toyota, Aichi 471-8571, Japan.

     The principal business of KDDI Corporation, a company organized under the laws of Japan, is operation of long distance telecommunications, mobile telecommunications and other network services in Japan. The principal executive offices of KDDI Corporation are located at 2-3-2, Nishi-Shinjuku, Shinjuku-ku, Tokyo 163-8003.

     The principal business of I.T.G. Co., a company organized under the laws of Japan, is consulting. The principal executive offices of I.T.G. Co. are located at 1-2-1, Kanda Suma-cho, Chiyoda-ku, Tokyo 101-0041.

     The principal business of Sony Corporation, a company organized under the laws of Japan, is the development, design, manufacture and sale of various kinds of electronic equipment, instruments and devices for consumer and professional markets. The principal executive offices of Sony Corporation are located at 6-7-35, Kitashinagawa, Shinagawa-ku, Tokyo 141-0001, Japan.

     The principal business of The Japan Research Institute, Limited, a company organized under the laws of Japan, is think-tank consulting and systems integration. The principal executive offices of The Japan Research Institute, Limited are located at 16, Ichiban-cho, Chiyoda-ku, Tokyo 102-0082, Japan.

                                                               -----------------
                                                                         PAGE 33
                                                               -----------------

     The principal business of Digital Technologies Corporation, a company organized under the laws of Japan, is system and network integration, and related sales, support and maintenance. The principal executive offices of Digital Technologies Corporation are located at 5-7-18, Higashinippori, Arakawa-ku, Tokyo 116-0014, Japan.

     The principal business of Toyotsu Syscom Corporation, a company organized under the laws of Japan, is the provision of information communications systems and the sale of communication equipment and systems. The principal executive offices of Toyotsu Syscom Corporation are located at 9-8, Meieki 4-chome, Nakamura-ku, Nagoya 450-0002, Japan.

     The principal business of Toyota Tsusho Corporation, a company organized under the laws of Japan, is general trading. The principal executive offices of Toyota Tsusho Corporation are located at 9-8, Meieki 4-chome, Nakamura-ku, Nagoya 450-0002, Japan

     The principal business of TIS Inc., a company organized under the laws of Japan, is system and network integration, and related sales, support and maintenance. The principal executive offices of TIS Inc. are located at 1-14-5, Kaigan, Minato-ku, Tokyo 105-8624, Japan.

     The principal business of Denso Corporation, a company organized under the laws of Japan, is the supply of automotive systems and components, telecommunications products and industrial robots. The principal executive offices of Denso Corporation are located at 1-1, Showa-cho, Kariya-shi, Aichi-ken 448-8661, Japan.

     The principal business of Software Research Associates, Inc., a company organized under the laws of Japan, is providing consulting and software development. The principal executive offices of Software Research Associates, Inc. are located at 2-32-8, Minami-Ikebukuro, Toshima-ku, Tokyo 171-8513, Japan.

     The principal business of Dai-ichi Mutual Life Insurance Company, a company organized under the laws of Japan, is providing individual and group life insurance. The principal executive offices of The Dai-ichi Mutual Life Insurance Company are located at 13-1, Yurakucho, 1-chome, Chiyoda-ku, Tokyo 100-8411, Japan.

                                                               -----------------
                                                                         PAGE 34
                                                               -----------------

     Suzuki Koichi, a Japanese citizen, is President, Chief Executive Officer and Representative Director of IIJ and President and Representative Director of Crosswave Communications, Inc. ("Crosswave"). His principal business address is Internet Initiative Japan, Inc., 1-105 Kanda Jinbo-cho, Chiyoda-ku, Tokyo 101-0051, Japan.

     Hiroyuki Fukase, a Japanese citizen, is an Advisor of IIJ. His principal business address is Internet Initiative Japan, Inc., 1-105 Kanda Jinbo-cho, Chiyoda-ku, Tokyo 101-0051, Japan.

     Toshiya Asaba, a Japanese citizen, is Managing Director and Co-chief Technology Officer of IIJ and Chief Technology Officer of Crosswave. His principal business address is Internet Initiative Japan, Inc., 1-105 Kanda Jinbo-cho, Chiyoda-ku, Tokyo 101-0051, Japan.

     Akio Onishi, a Japanese citizen, is Director of IIJ and Chief Executive Officer and Representative Director of Crosswave. His principal business address is Crosswave Communications Inc., 1-105 Kanda Jinbo-cho, Chiyoda-ku, Tokyo 101-0051, Japan.

     Yasuhiro Nishi, a Japanese citizen, is Director, Chief Financial Officer and Chief Accounting Officer of IIJ. His principal business address is Internet Initiative Japan, Inc., 1-105 Kanda Jinbo-cho, Chiyoda-ku, Tokyo 101-0051, Japan.

     Shunichi Kozasa, a Japanese citizen, is Managing Director of IIJ Media Communications Inc. His principal business address is IIJ Media Communications Inc., 1-105 Kanda Jinbo-cho, Chiyoda-ku, Tokyo 101-0051, Japan.

     Hideshi Hojo, a Japanese citizen, is Managing Director of IIJ. His principal business address is Internet Initiative Japan, Inc., 1-105 Kanda Jinbo-cho, Chiyoda-ku, Tokyo 101-0051, Japan.

     Kazumasa Utashiro, a Japanese citizen, is Director and Co-chief Technology Officer of IIJ. His principal business address is Internet Initiative Japan, Inc., 1-105 Kanda Jinbo-cho, Chiyoda-ku, Tokyo 101-0051, Japan.

     Takamichi Miyoshi, a Japanese citizen, is a Director of IIJ. His principal business address is Internet Initiative Japan, Inc., 1-105 Kanda Jinbo-cho, Chiyoda-ku, Tokyo 101-0051, Japan.

                                                               -----------------
                                                                         PAGE 35
                                                               -----------------

     Masako Tanaka, a Japanese citizen, is a general manager of IIJ and a Statutory Auditor of Crosswave. Her principal business address is Internet Initiative Japan, Inc., 1-105 Kanda Jinbo-cho, Chiyoda-ku, Tokyo 101-0051, Japan.

     Because each of the Shareholders entered into a Shareholders' Agreement among the Shareholders regarding disposition of IIJ's Common Stock dated March 12, 2001 (the "Shareholders' Agreement"), as described in Item 5 herein, they may be considered to be part of a group with each other in connection with the holding of IIJ's Common Stock. The inclusion of information in this Schedule 13D/A with regard to the Shareholders and their respective officers and directors shall not be considered an admission by any Shareholder that they are part of a group with any other Shareholder for purposes of Section 13(d) of the Exchange Act of 1934, as amended, or the rules and regulations thereunder. The filing of this Schedule 13D/A shall also not be deemed an admission by any Shareholder that they are beneficial owners of any shares of Common Stock covered by this Schedule 13D/A other than the respective number of shares set forth opposite such Shareholder's name on Schedule I hereto.

     The name, citizenship, principal occupation and business address of each executive officer and director of each of the Shareholders who are not natural persons are set forth on Schedules II through XX hereto, which are incorporated by reference herein.

     During the past five years, none of the Shareholders with respect to itself nor, to the actual knowledge of each respective Shareholder, any of the other Shareholders or persons listed on Schedule II through XX, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws, or finding any violation with respect to such laws.


Item 3. Source and Amount of Funds or Other Consideration.

     This schedule, as amended, relates to (i) the entering into by the Shareholders of the Shareholders' Agreement as described in Item 5, (ii) the acquisition of 478 additional shares by TIS Inc., one of the shareholders party to the Shareholders' Agreement, in a private placement in Japan (the "June 2003 Private Placement"), and (iii) the issuance of additional shares in the June 2003 Private Placement to parties not subject to the Shareholders' Agreement resulting in a reduction of the percentage of shares outstanding subject to the Shareholders' Agreement.

                                                               -----------------
                                                                         PAGE 36
                                                               -----------------


     TIS Inc. purchased 478 additional shares for (JPY)199,899,600. The source of the funds used by TIS Inc. for its purchase was working capital.

     All of the Shareholders acquired their respective shareholdings in IIJ prior to IIJ's initial public offering under the Securities Act of 1933 (the "IPO") and the initial quotation of American Depositary Shares representing shares of its Common Stock on the Nasdaq National Market in August 1999 except for (i) Akio Onishi who acquired his shareholding at the time of the IPO, (ii) Sony Corporation which acquired its shareholding after the IPO in September and October 2000 and on March 28, 2001, (iii) NTT Communications which acquired a portion of its shareholding after the IPO in March and April 2000, and (iv) TIS Inc. which acquired a portion of its shareholding in the June 2003 private placement.


Item 4. Purpose of the Transaction.

     The Shareholders entered into the Shareholders' Agreement for the purpose of stabilizing and strengthening the management basis of IIJ.

     TIS Inc. purchased 478 additional shares of IIJ in the June 2003 Private Placement in consideration of its business relationship with IIJ.

     As of the date of this statement, each respective Shareholder as to itself does not have and, to the actual knowledge of each respective Shareholder, none of the other Shareholders has any present plans or proposals which relate to or would result in any transaction, event or action enumerated in paragraphs (a) through (j) of Item 4 of the form of Schedule 13D. Each Shareholder, however, expects to evaluate on an ongoing basis IIJ's financial condition, business, operations and prospects, the market price of IIJ's stock, conditions in the securities markets generally, general economic and industry conditions and other factors. Accordingly, each Shareholder reserves the right to change its plans and intentions at any time, as it deems appropriate, subject to relevant legal restrictions.

                                                               -----------------
                                                                         PAGE 37
                                                               -----------------

Item 5. Interest in Securities of the Issuer.

     (a) and (b). The number of shares of Common Stock held by, and the percentage of outstanding shares of Common Stock held by, each of the Shareholders as of June 27, 2003 is set forth on Schedule I which is incorporated by reference herein. If the respective shareholdings of all of Shareholders were aggregated, the Shareholders as a group would beneficially own 13,222 shares of Common Stock that are subject to the Shareholders' Agreement either directly or in the form of American Depositary Shares representing Common Stock, which represents approximately 51.36% of IIJ's outstanding Common Stock. Prior to the June 2003 Private Placement, the percentage of shares subject to the Shareholders' Agreement was 58.82%

     The Shareholders' Agreement provides, among other things, that during the term of the agreement no Shareholder may transfer or sell the shares of Common Stock owned at the time of entering into the Shareholders' Agreement (other than 780 of the shares of Common Stock held by ITOCHU Corporation which are not subject to the terms of the Shareholders' Agreement) without the written consent of the other Shareholders. The Shareholders' Agreement terminates automatically on March 12, 2004. Three months prior to the termination date the Shareholders are required to commence discussions as to whether or not to renew the Shareholders' Agreement.

     As a result of the provisions in the Shareholders' Agreement, every Shareholder may be deemed to have beneficial ownership of all shares of Common Stock subject to the Shareholders' Agreement owned by every other Shareholder. To the best of each respective Shareholder's actual knowledge, each Shareholder believes the shareholding of the Shareholders is as set forth on Schedule I. As a result, every Shareholder may be deemed to have beneficial ownership of 13,222 shares of Common Stock, or 51.36% of the outstanding shares of Common Stock (other than ITOCHU Corporation which may be deemed to beneficially own 14,002 shares of Common Stock or 54.39% of the outstanding shares of Common Stock and TIS Inc. which may be deemed to beneficially own 13,700 shares of Common Stock or 53.39% of the outstanding shares of Common Stock ), representing all of the shares of Common Stock held by the Shareholders subject to the Shareholders' Agreement. Each Shareholder could be considered to share the power to dispose of all of these shares of Common Stock and not have the sole power to dispose of the shares of Common Stock covered by the Shareholders' Agreement. To the extent that ITOCHU Corporation and TIS Inc. hold shares that are not covered by the Shareholders' Agreement, it retains the sole right to dispose of those shares of Common Stock.

                                                               -----------------
                                                                         PAGE 38
                                                               -----------------

     Each respective Shareholder as to itself and, to the actual knowledge of each respective Shareholder, every other Shareholder has the sole power to vote or direct the vote of its respective shareholding of Common Stock.

     Each respective Shareholder as to itself does not beneficially own and, to the actual knowledge of each respective Shareholder, no other Shareholder nor any other persons listed on Schedules II through XX hereto, which are incorporated by reference herein, beneficially owns any other shares of Common Stock other than as listed on Schedule I.

     This Item 5 is qualified in its entirety by reference to the Shareholders' Agreement.

     (c) On June 27, 2003, TIS Inc. acquired an additional 478 shares in the June 2003 Private Placement that are not subject to the Shareholders' Agreement.

     Each respective Shareholder as to itself has not and, to the actual knowledge of each respective Shareholder, no Shareholder nor any person listed on Schedules II through XX hereto has been a party to any transaction relating to the Common Stock other than entering into, or increasing the number of shares of Common Stock subject to, the Shareholders' Agreement during the 60 day period ending on the date of this Statement of Beneficial Ownership on Schedule 13D.

     (d) To the actual knowledge of each respective Shareholder, every other Shareholder has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock held by such other Shareholder that are subject to the Shareholders' Agreement. To the actual knowledge of each respective Shareholder, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock that are subject to the Shareholders' Agreement.

     (e) Not applicable.

                                                               -----------------
                                                                         PAGE 39
                                                               -----------------


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     The Shareholders' Agreement provides, among other things, that during the term of the agreement no Shareholder may transfer or sell the shares of Common Stock owned at the time of entering into the agreement (other than 780 of the shares of Common Stock held by ITOCHU Corporation which are not subject to the terms of the Shareholders' Agreement) without the written consent of all of the other Shareholders. The Shareholders' Agreement terminates automatically on March 12, 2004. Three months prior to the termination date the Shareholders are required to commence discussions as to whether or not to renew the Shareholders' Agreement.

     This description of the Shareholders' Agreement is subject to, and qualified in its entirety by reference to, the Shareholders' Agreement.

     Except as described in this statement, each respective Shareholder as to itself is not and, to the actual knowledge of each respective Shareholder, no other Shareholder or any of the persons listed on Schedules II through XX hereto, which are incorporated by reference herein, is a party to any contract, arrangement, understanding or relationship with respect to any securities of IIJ.

Item 7. Material to be Filed as Exhibits

     The following exhibits have been previously filed and no amendment is being made to such exhibits.


 Exhibits            Description
 --------            -----------

     1    Joint Filing Agreement dated April 18, 2001

     2 Shareholders' Agreement, dated March 12, 2001, among the Shareholders including Form of Application attached as an exhibit thereto, (with English translation).

                                                               -----------------
                                                                         PAGE 40
                                                               -----------------

     3 Application of Itochu Corporation to become a party to the Shareholders' Agreement, with regard to a portion of the shares of Common Stock held by Itochu Corporation, dated March 12, 2001, and Consent Letter of Suzuki Koichi on behalf of the Shareholders with respect thereto, dated March 12, 2001, (with English Translation).

     4 Application of Software Research Associates, Inc. to become a party to the Shareholders' Agreement, with regard to a portion of the shares of Common Stock held by Software Research Associates, Inc., dated March 12, 2001, and Consent Letter of Suzuki Koichi on behalf of the Shareholders with respect thereto, dated March 12, 2001, (with English translation).

     5 Application of Dai-ichi Mutual Life Insurance Company to become a party to the Shareholders' Agreement, dated April 10, 2001, and Consent Letter of Suzuki Koichi on behalf of the Shareholders with respect thereto, dated April 10, 2001, (with English translation).

     6 Application of Software Research Associates, Inc. to increase the participation of Software Research Associates, Inc. in the Shareholders' Agreement, dated April 10, 2001, and Consent Letter of Suzuki Koichi on behalf of the Shareholders with respect thereto, dated April 10, 2001, (with English translation).

     7 Application of Sony Corporation to increase the participation of Sony Corporation in the Shareholders' Agreement, dated April 12, 2001, and Consent Letter of Suzuki Koichi on behalf of Shareholders with respect thereto, dated April 12, 2001.

                                                               -----------------
                                                                         PAGE 41
                                                               -----------------



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                               July 9, 2003
                                                           ---------------------
                                                                  (Date)



                                                           /s/ SHINGO YOSHII
                                                           ---------------------
                                                                 (Signature)

                                                           SUMITOMO CORPORATION


                                                           Shingo Yoshii
                                                           Executive Officer
                                                           ---------------------
                                                           (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 42
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                               July 15, 2003
                                                           ---------------------
                                                                  (Date)



                                                           /s/ HIROO INOUE
                                                           ---------------------
                                                                (Signature)

                                                           ITOCHU CORPORATION


                                                           Hiroo Inoue
                                                           Executive Officer
                                                           ---------------------
                                                           (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 43
                                                               -----------------



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                            July 7, 2003
                                                  ------------------------------
                                                               (Date)



                                                  /s/ MITSUHIRO TAKASE
                                                  ------------------------------
                                                          (Signature)

                                                  NTT COMMUNICATIONS CORPORATION
                                                  Mitsuhiro Takase
                                                  Senior Vice President
                                                  ------------------------------
                                                         (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 44
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         July 3, 2003
                                                --------------------------------
                                                            (Date)



                                                  /s/ KUNIHIRO MIZOGUCHI
                                                --------------------------------
                                                          (Signature)

                                                APPLIED RESEARCH INSTITUTE, INC.


                                                 Kunihiro Mizoguchi
                                                 President and CEO
                                                --------------------------------
                                                        (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 45
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                               July 14, 2003
                                                         -----------------------
                                                                  (Date)



                                                          /s/ TAKESHI KUNIBE
                                                         -----------------------
                                                               (Signature)

                                                         SUMITOMO MITSUI BANKING
                                                         CORPORATION


                                                         Takeshi Kunibe
                                                         General Manager of
                                                         Financial Accounting
                                                         Department
                                                         -----------------------
                                                             (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 46
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                              July 4, 2003
                                                       -------------------------
                                                                (Date)



                                                        /s/ KAZUO NAGANO
                                                       -------------------------
                                                              (Signature)

                                                       MIZUHO CORPORATE BANK


                                                       Kazuo Nagano
                                                       General Manager, Otemachi
                                                       Corporate Banking
                                                       Division No. 5
                                                       -------------------------
                                                            (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 47
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                              July 14, 2003
                                                        ------------------------
                                                                 (Date)



                                                         /s/ RYOSUKE TAMAKOSHI
                                                        ------------------------
                                                              (Signature)

                                                        UFJ Bank Limited


                                                        Ryosuke Tamakoshi
                                                        Deputy President
                                                        ------------------------
                                                           (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 48
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                              July 25, 2003
                                                        ------------------------
                                                                 (Date)


                                                        /s/TAKAHIKO IJICHI
                                                        ------------------------
                                                              (Signature)

                                                        TOYOTA MOTOR CORPORATION
                                                        Takahiko Ijichi
                                                        General Manager
                                                        Accounting Division
                                                        ------------------------
                                                             (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 49
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                             July 15, 2003
                                                        ------------------------
                                                                 (Date)



                                                         /s/ YASUHIKO ITO
                                                        ------------------------
                                                              (Signature)

                                                        KDDI CORPORATION

                                                        Yasuhiko Ito
                                                        Member of the Board and
                                                        Senior Vice President
                                                        ------------------------
                                                             (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 50
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                               July 8, 2003
                                                        ------------------------
                                                                 (Date)



                                                         /s/ HIDEO ARIKAWA
                                                        ------------------------
                                                              (Signature)

                                                        I.T.G. CO.

                                                        Hideo Arikawa
                                                        Representative Director
                                                        ------------------------
                                                            (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 51
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                 July 4, 2003
                                                            --------------------
                                                                    (Date)



                                                             /s/ TAKAO YUHARA
                                                            --------------------
                                                                 (Signature)

                                                            SONY CORPORATION

                                                            Takao Yuhara
                                                            Corporate Executive
                                                            Officer
                                                            --------------------
                                                               (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 52
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                July 4, 2003
                                                           ---------------------
                                                                  (Date)



                                                            /s/ SHUNICHI OKUYAMA
                                                           ---------------------
                                                                 (Signature)

                                                           THE JAPAN RESEARCH
                                                           INSTITUTE, LIMITED


                                                           Shunichi Okuyama
                                                           President
                                                           ---------------------
                                                              (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 53
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                             July 10, 2003
                                                       -------------------------
                                                                 (Date)



                                                        /s/ IKUO SAKIYAMA
                                                       -------------------------
                                                              (Signature)

                                                       DIGITAL TECHNOLOGIES
                                                       CORPORATION


                                                       Ikuo Sakiyama, President
                                                       -------------------------
                                                           (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 54
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                              July 25, 2003
                                                      --------------------------
                                                                (Date)


                                                      /s/KUNIO OTANI
                                                      --------------------------
                                                              (Signature)

                                                      TOYOTSU SYSCOM CORPORATION

                                                      Kunio Otani
                                                      Senior Managing Director
                                                      --------------------------
                                                           (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 55
                                                               -----------------



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                              July 28, 2003
                                                      --------------------------
                                                                 (Date)


                                                      /s/ NOBUHIKO SAHARA
                                                      --------------------------
                                                              (Signature)

                                                      TOYOTA TSUSHO CORPORATION

                                                      Nobuhiko Sahara
                                                      Managing Director
                                                      --------------------------
                                                            (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 56
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                              July 18, 2003
                                                      --------------------------
                                                                 (Date)



                                                       /s/ RYOSUKE ARIGA
                                                      --------------------------
                                                              (Signature)

                                                      TIS Inc.


                                                      Ryosuke Ariga
                                                      Senior Managing Director
                                                      --------------------------
                                                      (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 57
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                             July 22, 2003
                                                      --------------------------
                                                                (Date)



                                                       /s/ HIROSHI UCHIYAMA
                                                      --------------------------
                                                             (Signature)

                                                      DENSO CORPORATION


                                                      Hiroshi Uchiyama
                                                      Senior Managing Director
                                                      --------------------------
                                                          (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 58
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                             July 9, 2003
                                                      --------------------------
                                                               (Date)



                                                       /s/ TORU KASHIMA
                                                      --------------------------
                                                            (Signature)

                                                      SOFTWARE RESEARCH
                                                      ASSOCIATES, INC.


                                                      Toru Kashima, President
                                                      --------------------------
                                                           (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 59
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                             July 8, 2003
                                                      --------------------------
                                                               (Date)



                                                       /s/ KOICHI IKI
                                                      --------------------------
                                                            (Signature)

                                                      DAI-ICHI MUTUAL LIFE
                                                      INSURANCE COMPANY


                                                      Koichi Iki
                                                      Managing Director
                                                      --------------------------
                                                          (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 60
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                              July 8, 2003
                                                      --------------------------
                                                                (Date)



                                                       /s/ SUZUKI KOICHI
                                                      --------------------------
                                                             (Signature)



                                                            Suzuki Koichi
                                                      --------------------------
                                                           (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 61
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                              July 8, 2003
                                                      --------------------------
                                                                 (Date)



                                                      /s/  HIROYUKI FUKASE
                                                      --------------------------
                                                              (Signature)



                                                             Hiroyuki Fukase
                                                      --------------------------
                                                             (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 62
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                             July 8, 2003
                                                      --------------------------
                                                                (Date)


                                                       /s/ TOSHIYA ASABA
                                                      --------------------------
                                                             (Signature)



                                                            Toshiya Asaba
                                                      --------------------------
                                                            (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 63
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                  July 8, 2003
                                                               -----------------
                                                                    (Date)


                                                               /s/ AKIO ONISHI
                                                               -----------------
                                                                   (Signature)



                                                                  Akio Onishi
                                                               -----------------
                                                                (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 64
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                               July 8, 2003
                                                          ----------------------
                                                                  (Date)



                                                          /s/ YASUHIRO NISHI
                                                          ----------------------
                                                                (Signature)



                                                             Yasuhiro Nishi
                                                          ----------------------
                                                             (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 65
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                 July 8, 2003
                                                            --------------------
                                                                   (Date)



                                                            /s/ SHUNICHI KOZASA
                                                            --------------------
                                                                 (Signature)



                                                                Shunichi Kozaka
                                                            --------------------
                                                               (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 66
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                  July 8, 2003
                                                               -----------------
                                                                     (Date)



                                                               /s/ HIDESHI HOJO
                                                               -----------------
                                                                   (Signature)



                                                                 Hidetoshi Hojo
                                                               -----------------
                                                                (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 67
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                               July 8, 2003
                                                          ----------------------
                                                                  (Date)



                                                           /s/ KAZUMASA UTASHIRO
                                                          ----------------------
                                                                (Signature)



                                                              Kazumasa Utashiro
                                                          ----------------------
                                                              (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 68
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                July 8, 2003
                                                          ----------------------
                                                                   (Date)



                                                          /s/ TAKAMICHI MIYOSHI
                                                          ----------------------
                                                                (Signature)



                                                             Takamichi Miyoshi
                                                          ----------------------
                                                              (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 69
                                                               -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                               July 8, 2003
                                                          ----------------------
                                                                  (Date)



                                                            /s/ MASAKO TANAKA
                                                          ----------------------
                                                                (Signature)



                                                                Masako Tanaka
                                                          ----------------------
                                                               (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                               -----------------
                                                                         PAGE 70
                                                               -----------------

Schedule I

Shareholders party to Shareholders' Agreement and Shareholding as of June 27,
2003



Shareholder                                                         Shares of beneficially
                                                                    ----------------------
                                                                    held Common Stock
                                                                    -----------------
                                                                    subject to the
                                                                    --------------
                                                                    Shareholders' Agreement
                                                                    -----------------------
                                                                    and percentage of such
                                                                    ----------------------
                                                                    Common Stock outstanding
                                                                    ------------------------

Sumitomo Corporation                                                    1,582               6.14%
ITOCHU Corporation                                                        781               3.03         *
NTT Communications Corporation                                          1,252               4.86
Applied Research Institute, Inc.                                          620               2.41
Sumitomo Mitsui Banking Corporation                                       606               2.35
Mizuho Corporate Bank, Ltd.                                               706               2.74         **
UFJ Bank Limited                                                          686               2.66         ***
Toyota Motor Corporation                                                  600               2.33
KDDI Corporation                                                          420               1.63
I.T.G. Co.                                                                356               1.38
Sony Corporation                                                          499               1.94
The Japan Research Institute, Limited                                     300               1.17
Digital Technologies Corporation                                          300               1.17
Toyotsu Syscom Corporation                                                300               1.17
Toyota Tsusho Corporation                                                 100               0.39
TIS Inc.                                                                   50               0.19         ****
Denso Corporation                                                          50               0.19
Software Research Associates, Inc.                                        781               3.03
Dai-ichi Mutual Life Insurance Company                                  1,116               4.33
Suzuki Koichi                                                           1,344               5.22
Hiroyuki Fukase                                                           430               1.67
Toshiya Asaba                                                              52               0.20
Akio Onishi                                                                 1               0.00
Yasuhiro Nishi                                                             10               0.04
Shunichi Kozasa                                                            20               0.08
Hideshi Hojo                                                               20               0.08
Kazumasa Utashiro                                                          60               0.23
Takamichi Miyoshi                                                          60               0.23
Masako Tanaka                                                             120               0.47
------------------------------------                             ------------
Total                                                                  13,222             (51.36)%

* An additional 780 shares of Common Stock are held by ITOCHU Corporation but are not subject to the provisions of the Shareholders' Agreement. If these additional shares of Common Stock are included, ITOCHU Corporation holds 6.94% of the outstanding Common Stock of IIJ.

                                                               -----------------
                                                                         PAGE 71
                                                               -----------------

** Includes shares previously reported separately for The Fuji Bank, Limited and The Industrial Bank of Japan, Limited, which merged on April 1, 2002, to form Mizuho Corporate Bank.
*** Includes shares previously reported separately for The Sanwa Bank, Limited and The Tokai Bank, Ltd, which merged on January 15, 2002, to form UFJ Bank.
**** An additional 478 shares of Common Stock are held TIS Inc. but are not subject to the provisions of the Shareholders' Agreement. If these additional shares of Common Stock are included, TIS Inc. holds 2.05% of the outstanding Common Stock of IIJ.

                                                               -----------------
                                                                         PAGE 72
                                                               -----------------


SCHEDULE II

Executive Officers and Directors of
Sumitomo Corporation as of June 27, 2003


Name and Business Address(1)           Citizenship            Present Principal Occupation or Employment,
                                                              Including Name, Principal Business and Address
                                                              of Each Corporation or Organization

Kenji Miyahara                         Japan                  Chairman of the Board of Directors

Motoyuki Oka                           Japan                  President and CEO

Shigemi Hiranuma                       Japan                  Executive Vice President

Naoki Kuroda                           Japan                  Executive Vice President

Atsushi Nishijo                        Japan                  Executive Vice President

Kosaburo Morinaka                      Japan                  Executive Vice President

Hironori Katoh                         Japan                  Senior Managing Executive Officer

Kenichi Nagasawa                       Japan                  Senior Managing Executive Officer

Shuji Hirose                           Japan                  Senior Managing Executive Officer

Yuji Tamura                            Japan                  Managing Executive Officer

Takaaki Shibata                        Japan                  Managing Executive Officer

Kenzo Okubo                            Japan                  Managing Executive Officer

Tadahiko Mizukami                      Japan                  Managing Executive Officer

Shizuka Tamura                         Japan                  Managing Executive Officer

Masaomi Bando                          Japan                  Managing Executive Officer

Noriaki Shimazaki                      Japan                  Managing Executive Officer

Nobuhide Nakaido                       Japan                  Managing Executive Officer

Katsuichi Kobayashi                    Japan                  Managing Executive Officer

Susumu Kato                            Japan                  Managing Executive Officer

Michio Ogimura                         Japan                  Managing Executive Officer

Hisahiko Arai                          Japan                  Executive Officer

Yoshihiko Shimazu                      Japan                  Executive Officer

Yoshi Morimoto                         Japan                  Executive Officer

Kenji Kajiwara                         Japan                  Executive Officer

Makoto Shibahara                       Japan                  Executive Officer

Shingo Yoshii                          Japan                  Executive Officer

Michihisa Shinagawa                    Japan                  Executive Officer

Shuichi Mori                           Japan                  Executive Officer

Kazuo Ohmori                           Japan                  Executive Officer

Kentaro Ishimoto                       Japan                  Executive Officer

Makoto Sato                            Japan                  Executive Officer

Shunichi Arai                          Japan                  Executive Officer

Toyosaku Hamada                        Japan                  Executive Officer

Takashi Nomura                         Japan                  Standing Corporate Auditor

Masahiro Ishikawa                      Japan                  Corporate Auditor

Hiroshi Maeda                          Japan                  Corporate Auditor

Itsuo Sonobe                           Japan                  Corporate Auditor

Koji Tajika                            Japan                  Corporate Auditor

(1) The principal business address of each of the named persons is Harumi Island Trition Square Office Tower Y, 8-11 Harumi 1-chome, Chuo-ku, Tokyo 104-8610, Japan.

                                                               -----------------
                                                                         PAGE 73
                                                               -----------------

SCHEDULE III

Executive Officers and Directors of
ITOCHU Corporation as of June 27, 2003


Name and Business Address(1)          Citizenship            Present Principal Occupation or
                                                             Employment, Including Name, Principal
                                                             Business and Address of Each Corporation
                                                             or Organization

Minoru Murofushi                      Japan                  Chairman

Uichiro Niwa                          Japan                  President and Chief Executive Officer

Hiroshi Sumie                         Japan                  Executive Vice President

Makoto Kato                           Japan                  Executive Vice President

Sumitaka Fujita                       Japan                  Executive Vice President

Akira Yokota                          Japan                  Executive Vice President

Yoichi Okuda                          Japan                  Managing Director

Hiroshi Ueda                          Japan                  Managing Director

Kouhei Watanabe                       Japan                  Managing Director

Eizo Kobayashi                        Japan                  Managing Director

Toshihito Tamba                       Japan                  Managing Director

Toshio Konishi                        Japan                  Corporate Auditor

Masahiro Asano                        Japan                  Corporate Auditor

Tsutomu Miyakushi                     Japan                  Corporate Auditor

Katsuhiko Kondo                       Japan                  Corporate Auditor

Haruo Sakaguchi                       Japan                  Corporate Auditor

Sokichi Sasaki                        Japan                  Managing Executive
                                                             Officer

Nobuyoshi Umeno                       Japan                  Managing Executive
                                                             Officer

Takeshi Tanimura                      Japan                  Managing Executive
                                                             Officer

Akira Kodera                          Japan                  Managing Executive
                                                             Officer

Jiro Takemori                         Japan                  Managing Executive
                                                             Officer

Hiroyuki Isaka                        Japan                  Managing Executive
                                                             Officer

Shigeki Nishiyama                     Japan                  Managing Executive
                                                             Officer

Satoshi Tanioka                       Japan                  Executive Officer

Masayoshi Araya                       Japan                  Executive Officer

Tadao Nakamura                        Japan                  Executive Officer

Tetsuo Mori                           Japan                  Executive Officer

Akihisa Matsumoto                     Japan                  Executive Officer

Etsurou Nakanishi                     Japan                  Executive Officer

Masao Kasama                          Japan                  Executive Officer

Kiyoshi Sasaki                        Japan                  Executive Officer

Toru Ota                              Japan                  Executive Officer

Shigeru Tsujimura                     Japan                  Executive Officer

Ryota Honjo                           Japan                  Executive Officer

Hiroshi Tomita                        Japan                  Executive Officer

Yoshio Akamatsu                       Japan                  Executive Officer

Masahiro Okafuji                      Japan                  Executive Officer

Masahiro Nakagawa                     Japan                  Executive Officer

Yosuke Minamitani                     Japan                  Executive Officer

Shigeharu Tanaka                      Japan                  Executive Officer

Tsuneharu Takeda                      Japan                  Executive Officer

Saichi Nakazawa                       Japan                  Executive Officer

Hiroshi Kitamura                      Japan                  Executive Officer

Nobuo Kuwayama                        Japan                  Executive Officer

Minoru Akimitsu                       Japan                  Executive Officer

Takanobu Furuta                       Japan                  Executive Officer

Hiroshi Arai                          Japan                  Executive Officer

Yoshihisa Aoki                        Japan                  Executive Officer

Hiroo Inoue                           Japan                  Executive Officer

Yoshihisa Suzuki                      Japan                  Executive Officer

(1) The principal business address of each of the named persons is 5-1, Kita-Aoyama 2-chome, Minato-ku, Tokyo 107-8077, Japan.

                                                               -----------------
                                                                         PAGE 74
                                                               -----------------

SCHEDULE IV

Executive Officers and Directors of
NTT Communications Corporation as of June 27, 2003


Name and Business Address(1)          Citizenship            Present Principal Occupation or Employment,
                                                             Including Name, Principal Business and
                                                             Address of Each Corporation or Organization

Masanobu Suzuki                       Japan                  President and CEO

Mamoru Ishida                         Japan                  Senior Executive Vice President

Shuji Tomita                          Japan                  Senior Executive Vice President

Shunsuke Amiya                        Japan                  Executive Vice President

Hisao Iizuka                          Japan                  Executive Vice President

Masae Tamura                          Japan                  Executive Vice President

Mitsuhiro Takase                      Japan                  Senior Vice President

Masayuki Nomura                       Japan                  Senior Vice President

Osamu Inoue                           Japan                  Senior Vice President

Yo Yusa                               Japan                  Senior Vice President

Yutaka Aoki                           Japan                  Senior Vice President

Michio Tashiro                        Japan                  Senior Vice President

Masayuki Nakagawa                     Japan                  Senior Vice President

Hiroshi Nakagawa                      Japan                  Senior Vice President

Kikuo Mito                            Japan                  Corporate Auditor

Kenichi Shiraishi                     Japan                  Corporate Auditor

Teruaki Ohara                         Japan                  Corporate Auditor

(1) The principal business address of each of the named persons is 1-1-6, Uchisaiwai-cho, Chiyoda-ku, Tokyo 100-8019, Japan.

                                                               -----------------
                                                                         PAGE 75
                                                               -----------------

SCHEDULE V

Executive Officers and Directors of
Applied Research Institute, Inc. as of June 27, 2003



Name and Business Address(1)          Citizenship            Present Principal Occupation or
                                                             Employment, Including Name, Principal
                                                             Business and Address of Each Corporation
                                                             or Organization

Kunihiro Mizoguchi                    Japan                  President and CEO

Masatoshi Yokohashi                   Japan                  Director

Mitsuo Aikawa                         Japan                  Director

Toshikazu Orimoto                     Japan                  Auditor

(1) The principal business address of each of the named persons is 2-2, Kanda Nishiki-cho, Chiyoda-ku, Tokyo 101-0054, Japan.

                                                               -----------------
                                                                         PAGE 76
                                                               -----------------

SCHEDULE VI

Executive Officers and Directors of
Sumitomo Mitsui Banking Corporation as of June 27, 2003


Name and Business Address(1)           Citizenship            Present Principal Occupation or
                                                              Employment, Including Name, Principal
                                                              Business and Address of Each Corporation
                                                              or Organization

Akishige Okada                         Japan                  Chairman of the Board

Yoshifumi Nishikawa                    Japan                  President

Takeharu Nagata                        Japan                  Deputy President

Masayuki Oku                           Japan                  Deputy President

Hiroyasu Ichikawa                      Japan                  Senior Managing Director

Teisuke Kitayama                       Japan                  Senior Managing Director

Shigetada Takahashi                    Japan                  Senior Managing Director

Mutsuhiko Matsumoto                    Japan                  Senior Managing Director

Toichiro Mizushima                     Japan                  Senior Managing Director

Morio Kusunoki                         Japan                  Managing Director

Kouichi Tsukihara                      Japan                  Managing Director

Masahide Hirasawa                      Japan                  Managing Director

Mitsuaki Yahagi                        Japan                  Managing Director

Kazutoshi Katsumata                    Japan                  Standing Corporate Auditor

Tetsurou Taniguchi                     Japan                  Standing Corporate Auditor

Katsuya Onishi                         Japan                  Corporate Auditor

Toyosaburou Hirano                     Japan                  Corporate Auditor

Sadao Kobayashi                        Japan                  Corporate Auditor

Takao Umino                            Japan                  Managing Director

Yasuyuki Kimoto                        Japan                  Managing Director

Kenjiro Nakano                         Japan                  Managing Director

Shigeru Nishiyama                      Japan                  Managing Director

Kouichi Maeda                          Japan                  Managing Director

Hitoshi Yoshimatsu                     Japan                  Managing Director

Shirou Kawajiri                        Japan                  Managing Director

Shigenobu Aikyo                        Japan                  Managing Director

Osamu Endo                             Japan                  Managing Director

Shuntaro Higashi                       Japan                  Managing Director

Hiroaki Shukuzawa                      Japan                  Managing Director

Hirosumi Tsusue                        Japan                  Managing Director

Jun Suzuki                             Japan                  Director

Kengo Miyauchi                         Japan                  Director

Shigeo Imafuku                         Japan                  Director

Nobuyuki Kameoka                       Japan                  Director

Kohei Katsukawa                        Japan                  Director

Kazuhisa Kishikawa                     Japan                  Director

Hiroki Nishio                          Japan                  Director

Hajime Yamashita                       Japan                  Director

Shunji Ono                             Japan                  Director

Shigeru Kawamura                       Japan                  Director

Junji Tanehashi                        Japan                  Director

Mitsumasa Wada                         Japan                  Director

Masanobu Tomitaka                      Japan                  Director

Yuji Harada                            Japan                  Director

Takahiro Matsusaka                     Japan                  Director

Takashi Yamaguchi                      Japan                  Director

Takashi Ueda                           Japan                  Director

Wataru Ohara                           Japan                  Director

Toshiaki Kawai                         Japan                  Director

Yoshinori Kawamura                     Japan                  Director

Hideo Shimada                          Japan                  Director

Hitoshi Sogabe                         Japan                  Director

Fukuzo Yasuo                           Japan                  Director

Masaharu Masuda                        Japan                  Director

Motoyoshi Kita                         Japan                  Director

Kuniharu Osida                         Japan                  Director

Akira Kitamura                         Japan                  Director

Yoshiyuki Nagahara                     Japan                  Director

Kenji Ikeda                            Japan                  Director

Norio Kinosita                         Japan                  Director

Shinichiro Kohashi                     Japan                  Director

Kazuaki Tokuda                         Japan                  Director

Keiichi Ando                           Japan                  Director

Kouji Kita                             Japan                  Director

Takeshi Kunibe                         Japan                  Director

Tetsuya Kubo                           Japan                  Director

Masami Tashiro                         Japan                  Director

Fumihiko Tanizawa                      Japan                  Director

Kouki Nomura                           Japan                  Director

Junsuke Fujii                          Japan                  Director

Mitsuru Maki                           Japan                  Director

Kouichi Miyata                         Japan                  Director

(1) The principal business address of each of the named persons is 1-2, Yurakucho 1-chome, Chiyoda-ku, Tokyo 100-0006, Japan.

                                                               -----------------
                                                                         PAGE 77
                                                               -----------------

SCHEDULE VII

Executive Officers and Directors of
Mizuho Corporate Bank, Ltd. as of June 27, 2003


Name and Business Address(1)          Citizenship            Present Principal Occupation or
                                                             Employment, Including Name, Principal
                                                             Business and Address of Each Corporation
                                                             or Organization

Hiroshi Saito                         Japan                  President and CEO

Nobuhiro Mori                         Japan                  Deputy President

Toshiaki Ohuchi                       Japan                  Deputy President

Teruhiko Ikeda                        Japan                  Managing Director

Michio Ueno                           Japan                  Senior Managing Director

Takashi Goto                          Japan                  Managing Director

Toshikazu Kitano                      Japan                  Managing Director

Kouei Yamashiro                       Japan                  Corporate Auditor

Junichi Miyazaki                      Japan                  Corporate Auditor

Yukio Nozaki                          Japan                  Corporate Auditor

Akio Takeuchi                         Japan                  Corporate Auditor

(1) The principal business address of each of the named persons is 1-3-3, Marunouchi, Chiyoda-ku, Tokyo 100-8210, Japan.

                                                               -----------------
                                                                         PAGE 78
                                                               -----------------

SCHEDULE VIII

Executive Officers and Directors of
UFJ Bank Limited as of June 27, 2003


Name and Business Address(1)          Citizenship            Present Principal Occupation or
                                                             Employment, Including Name, Principal
                                                             Business and Address of Each Corporation
                                                             or Organization

Toshihide Mizuno                      Japan                  Director

Shoji Teranishi                       Japan                  Representative Director and President

Kazumi Okazaki                        Japan                  Representative Director, Vice President
                                                             and Executive Officer

Tetsuo Komori                         Japan                  Representative Director, Vice President
                                                             and Executive Officer

Ryosuke Tamakoshi                     Japan                  Representative Director, Vice President
                                                             and Executive Officer

Yoichi Ojima                          Japan                  Director and Executive Officer

Takuho Simodaira                      Japan                  Director and Executive Officer

Masateru Nakamura                     Japan                  Standing Corporate Auditor

Kanji Nakatsuka                       Japan                  Corporate Auditor

Nobuo Sugie                           Japan                  Corporate Auditor

Kazuo Sasa                            Japan                  Senior Managing Executive Officer

Masanobu Nakamura                     Japan                  Senior Managing Executive Officer

Naohei Yamazaki                       Japan                  Senior Managing Executive Officer

Takao Kawanishi                       Japan                  Senior Managing Executive Officer

Ken Morishita                         Japan                  Managing Executive Officer

Kazuo Takeuchi                        Japan                  Managing Executive Officer

Masato Nakamura                       Japan                  Managing Executive Officer

Atsushi Hasegawa                      Japan                  Managing Executive Officer

Yoshiaki Kawamata                     Japan                  Managing Executive Officer

Sen Hayakawa                          Japan                  Managing Executive Officer

Takamune Okihara                      Japan                  Managing Executive Officer

Yasushi Furukado                      Japan                  Managing Executive Officer

Shigeo Yoshida                        Japan                  Managing Executive Officer

Shigenobu Kamei                       Japan                  Executive Officer

Dai Hara                              Japan                  Executive Officer

Yoshimi Maemura                       Japan                  Executive Officer

Kyosei Watanabe                       Japan                  Executive Officer

Masashi Shiraishi                     Japan                  Executive Officer

Yasuhiko Matsumoto                    Japan                  Executive Officer

Masayuki Inaba                        Japan                  Executive Officer

Hirotaka Terai                        Japan                  Executive Officer

Shuhei Sasaki                         Japan                  Executive Officer

Takashi Miura                         Japan                  Executive Officer

(1) The principal business address of each of the named persons is 3-21-24, Nishiki, Naka-ku, Nagoya, Aichi 460-8660, Japan.

                                                               -----------------
                                                                         PAGE 79
                                                               -----------------

SCHEDULE IX

Executive Officers and Directors of
Toyota Motor Corporation as of June 27, 2003


Name and Business Address(1)          Citizenship            Present Principal Occupation or
                                                             Employment, Including Name, Principal
                                                             Business and Address of Each Corporation
                                                             or Organization

Hiroshi Okuda                         Japan                  Chairman of the Board

Iwao Isomura                          Japan                  Vice Chairman of the Board

Kosuke Ikebuchi                       Japan                  Vice Chairman of the Board

Fujio Cho                             Japan                  President, Member of the Board

Akihiko Saito                         Japan                  Executive Vice President, Member of the
                                                             Board

Ryuji Araki                           Japan                  Executive Vice President, Member of the
                                                             Board

Yoshio Ishizaka                       Japan                  Executive Vice President, Member of the
                                                             Board

Kosuke Shiramizu                      Japan                  Executive Vice President, Member of the
                                                             Board

Katsuaki Watanabe                     Japan                  Executive Vice President, Member of the
                                                             Board

Kazushi Iwatsuki                      Japan                  Executive Vice President, Member of the
                                                             Board

Katsuhiro Nakagawa                    Japan                  Executive Vice President, Member of the
                                                             Board

Yasuhito Yamauchi                     Japan                  Senior Managing Director, Member of the
                                                             Board

Zenji Yasuda                          Japan                  Senior Managing Director, Member of the
                                                             Board

Takashi Kamio                         Japan                  Senior Managing Director, Member of the
                                                             Board

Hiroyuki Watanabe                     Japan                  Senior Managing Director, Member of the
                                                             Board

Akio Matsubara                        Japan                  Senior Managing Director, Member of the
                                                             Board

Tokuichi Uranishi                     Japan                  Senior Managing Director, Member of the
                                                             Board

Kazuo Okamoto                         Japan                  Senior Managing Director, Member of the
                                                             Board

Kyoji Sasazu                          Japan                  Senior Managing Director, Member of the
                                                             Board

Mitsuo Kinoshita                      Japan                  Senior Managing Director, Member of the Board

Yoshimi Inaba                         Japan                  Senior Managing Director, Member of the Board

Teruyuki Minoura                      Japan                  Senior Managing Director, Member of the Board

Takeshi Uchiyamada                    Japan                  Senior Managing Director, Member of the Board

Masatami Takimoto                     Japan                  Senior Managing Director, Member of the Board

Akio Toyoda                           Japan                  Senior Managing Director, Member of the Board

Shoichiro Toyoda                      Japan                  Honorary Chairman of the Board

Shuhei Toyoda                         Japan                  Director, Member of the Board

Hideaki Miyahara                      Japan                  Corporate Auditor

Yoshiro Hayashi                       Japan                  Corporate Auditor

Chiaki Yamaguchi                      Japan                  Corporate Auditor

Yasutaka Okamura                      Japan                  Corporate Auditor

Hiromu Okabe                          Japan                  Corporate Auditor

Yoichi Kaya                           Japan                  Corporate Auditor

Tadashi Ishikawa                      Japan                  Corporate Auditor

(1) The principal business address of each of the named persons is 1, Toyoda-cho, Toyota City, Aichi Prefecture 471-8571 except for Yasutaka Okamura, whose business address is Okamura Legal Office, 14-14, Ginza 1-chome, Chuo-ku, Tokyo 104-0061, Japan.

                                                               -----------------
                                                                         PAGE 80
                                                               -----------------


SCHEDULE X

Executive Officers and Directors of
KDDI Corporation as of June 27, 2003


Name and Business Address(1)          Citizenship            Present Principal Occupation or
                                                             Employment, Including Name, Principal
                                                             Business and Address of Each Corporation
                                                             or Organization

Mitsuo Igarashi                       Japan                  Chairman and Member of the Board

Tadashi Onodera                       Japan                  President and Member of the Board

Masahiro Yamamoto                     Japan                  Executive Vice President and Member of the
                                                             Board

Nobuhiko Nakano                       Japan                  Member of the Board and Senior Vice
                                                             President

Yasuhiko Ito                          Japan                  Member of the Board and Senior Vice
                                                             President

Satoshi Nagao                         Japan                  Member of the Board and Senior Vice
                                                             President

Nobuo Nezu                            Japan                  Member of the Board and Associate Senior
                                                             Vice President

Hirofumi Morozumi                     Japan                  Member of the Board and Associate Senior
                                                             Vice President

Jiro Ushio                            Japan                  Member of the Board

Yasuo Nishiguchi                      Japan                  Member of the Board

Hiroshi Okuda                         Japan                  Member of the Board

Akira Hioki                           Japan                  Standing Statutory Auditor

Toshiaki Terui                        Japan                  Standing Statutory Auditor

Osamu Ando                            Japan                  Standing Statutory Auditor

Atsushi Mori                          Japan                  Statutory Auditor

(1) The principal business address of each of the named persons is 2-3-2, Nishi-Shinjuku, Shinjuku-ku, Tokyo 163-8003.

                                                               -----------------
                                                                         PAGE 81
                                                               -----------------


SCHEDULE XI

Executive Officers and Directors of
I.T.G. Co. as of June 27, 2003


Name and Business Address(1)          Citizenship            Present Principal Occupation or
                                                             Employment, Including Name, Principal
                                                             Business and Address of Each Corporation
                                                             or Organization

Hideo Arikawa                         Japan                  President & CEO

Naotake Kakishita                     Japan                  Director

Masako Tanaka                         Japan                  Director

Mitsuo Aikawa                         Japan                  Auditor

(1) The principal business address of each of the named persons is 1-2-1, Kanda Suma-cho, Chiyoda-ku, Tokyo 101-0041.

                                                               -----------------
                                                                         PAGE 82
                                                               -----------------

SCHEDULE XII

Executive Officers and Directors of
Sony Corporation as of June 27, 2003


Name and Business Address(1)        Citizenship          Present Principal Occupation or Employment,
                                                         Including Name, Principal Business and Address
                                                         of Each Corporation or Organization

Nobuyuki Idei                       Japan                Chairman and Group CEO, Representative
                                                         Corporate Executive Officer

Kunitake Ando                       Japan                President and Group COO, Representative
                                                         Corporate Executive Officer

Teruhisa Tokunaka                   Japan                Executive Deputy President and Group CSO (Chief
                                                         Strategy Officer), Representative Corporate
                                                         Executive Officer

Minoru Morio                        Japan                Vice Chairman and Sony Group East Asia
                                                         Representative, Group CPO (Chief Production
                                                         Officer), Corporate Executive Officer

Teruo Masaki                        Japan                Corporate Senior Executive Vice President and
                                                         Group General Counsel, Corporate Executive
                                                         Officer, Vice Chairman of the Board

Howard Stringer                     U.S.A.               Vice Chairman and Sony Group Americas
                                                         Representative, Corporate Executive Officer

Ken Kutaragi                        Japan                Executive Deputy President, Corporate Executive
                                                         Officer, Officer in charge of Game Business
                                                         Group and Broadband Network Company

Goran Lindahl                       Sweden               Sony Group Europe Representative and Chairman
                                                         of Sony Group in Europe, Corporate Executive
                                                         Officer

Akihisa Onishi                      Japan                Director

Iwao Nakatani                       Japan                Chairman of the Board; Director of Research,
                                                         UFJ Institute Ltd. (2)

Akishige Okada                      Japan                Chairman of the Compensation Committee;
                                                         Chairman of the Board (Representative
                                                         Director), Sumitomo Mitsui Financial Group,
                                                         Inc. (3)

Hirobumi Kawano                     Japan                Vice Chairman of the Board; Executive Adviser
                                                         to The Tokio Marine and Fire Insurance Co.,
                                                         Ltd. (4)

Yotaro Kobayashi                    Japan                Chairman of the Nominating Committee; Chairman
                                                         and CEO, Fuji Xerox Co., Ltd. (5)

Carlos Ghosn                        France               Director; President and CEO, Nissan Motor Co.,
                                                         Ltd. (6)

Sakie T. Fukushima                  Japan                Director; Representative Director & Regional
                                                         Managing Director-Japan, Korn/Ferry
                                                         International (7)

Yoshihiko Miyauchi                  Japan                Director; Representative Director, Chairman and
                                                         CEO, ORIX Corporation (8)

Yoshiaki Yamauchi                   Japan                Chairman of the Audit Committee; Director,
                                                         Sumitomo Mitsui Financial Group, Inc. (3)

Shizuo Takashino                    Japan                Executive Deputy President, Corporate Executive
                                                         Officer, Officer in charge of IT and Mobile
                                                         Solutions Network Company and Home Network
                                                         Company

Akira Kondoh                        Japan                Senior Executive Vice President and Group CIO
                                                         (Chief Information Officer), Corporate
                                                         Executive Officer

Takao Yuhara                        Japan                Senior Vice President and Group CFO, Corporate
                                                         Executive Officer

Nicole Seligman                     U.S.A.               Group Deputy General Counsel, Corporate
                                                         Executive Officer

(1) The principal business address of each of the named persons, except Iwao Nakatani, Akishige Okada, Hirobumi Kawano, Yotaro Kobayashi, Carlos Ghosn, Sakie T. Fukushima, Yoshihiko Miuaychi and Yoshiaki Yamauchi, is 6-7-35, Kitashinagawa, Shinagawa-ku, Tokyo 141-0001, Japan.
(2) The principal business address of Iwao Nakatani is 1-11-7, Shimbashi, Minato-ku, Tokyo 105-8631, Japan.
(3) The principal business address of Akishige Okada and Yoshiaki Yamauchi is 1-1-2, Yurakucho, Chiyoda-ku, Tokyo 100-0006, Japan.
(4) The principal business address of Hirobumi Kawano is 1-2-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan.
(5) The principal business address of Yotaro Kobayashi is 2-17-22, Akasaka, Minato-ku, Tokyo 107-0052, Japan.
(6) The principal business address of Carlos Ghosn is 6-17-1, Ginza, Chuo-ku, Tokyo 104-8023, Japan.
(7) The principal business address of Sakie T. Fukushima is 2-10-1, Toranomon, Minato-ku, Tokyo 105-0001, Japan.
(8) The principal business address of Yoshihiko Miyauchi is 3-22-8, Shiba, Minato-ku, Tokyo 105-0014, Japan.

                                                               -----------------
                                                                         PAGE 83
                                                               -----------------

SCHEDULE XIII

Executive Officers and Directors of
The Japan Research Institute, Limited as of June 27, 2003


Name and Business Address(1)          Citizenship            Present Principal Occupation or
                                                             Employment, Including Name, Principal
                                                             Business and Address of Each Corporation
                                                             or Organization

Masahiko Koido                        Japan                  Chairman of the Board

Shunichi Okuyama                      Japan                  President

Michifusa Kohno                       Japan                  Deputy President

Takemasa Tsukamoto                    Japan                  Deputy President

Masaaki Miwa                          Japan                  Senior Managing Director

Hirou Shigeyoshi                      Japan                  Senior Managing Director

Kazuhiko Sugimoto                     Japan                  Senior Managing Director

Teruhisa Takashima                    Japan                  Senior Managing Director

Mitsuaki Yahagi                       Japan                  Senior Managing Director

Shunichi Matsui                       Japan                  Managing Director

Yasuji Sumitomo                       Japan                  Managing Director

Yasuyuki Yamaguchi                    Japan                  Managing Director

Yukio Tokuno                          Japan                  Managing Director

Mitsumasa Wada                        Japan                  Managing Director

Masaharu Nakajima                     Japan                  Managing Director

Yasuhisa Furukawa                     Japan                  Managing Director

Yasuhiro Taga                         Japan                  Managing Director

Kenji Kawano                          Japan                  Director

Heitaro Doi                           Japan                  Director

Katsuhiro Maeda                       Japan                  Director

Hirotoshi Takahashi                   Japan                  Director

Shinsuke Shimizu                      Japan                  Director

Kenji Teramoto                        Japan                  Director

Yasushi Matsui                        Japan                  Director

Genichiro Ogawa                       Japan                  Director

Takayuki Nakano                       Japan                  Director

Masataka Takenoue                     Japan                  Director

Eiji Ito                              Japan                  Director

Mitsuhiro Nagata                      Japan                  Director

Atsuo Konishi                         Japan                  Auditor

Mitsuo Kato                           Japan                  Auditor

Kazuhiko Kashikura                    Japan                  Auditor

(1) The principal business address of each of the named persons is 16, Ichiban-cho, Chiyoda-ku, Tokyo 102-0082, Japan.

                                                               -----------------
                                                                         PAGE 84
                                                               -----------------


SCHEDULE XIV

Executive Officers and Directors of
Digital Technologies Corporation as of June 27, 2003


Name and Business Address(1)          Citizenship            Present Principal Occupation or
                                                             Employment, Including Name, Principal
                                                             Business and Address of Each Corporation
                                                             or Organization

Ikuo Sakiyama                         Japan                  President and Executive Officer

Yuzo Ishizuka                         Japan                  Executive Director

Nobuyuki Chiba                        Japan                  Director

Hiroyuki Fukase                       Japan                  Auditor

Keisuke Kamemoto                      Japan                  Auditor

(1) The principal business address of each of the named persons is 5-7-18, Higashinippori, Arakawa-ku, Tokyo 116-0014, Japan.

                                                               -----------------
                                                                         PAGE 85
                                                               -----------------


SCHEDULE XV

Executive Officers and Directors of
TOYOTSU SYSCOM CORP as of June 27, 2003


Name and Business Address(1)          Citizenship            Present Principal Occupation or Employment,
                                                             Including Name, Principal Business and
                                                             Address of Each Corporation or Organization

Shigeru Shimazaki                     Japan                  President & CEO

Kunio Otani                           Japan                  Senior Managing Director

Koji Sugiura                          Japan                  Managing Director

Shigeki Hori                          Japan                  Director

Yoshiki Baba                          Japan                  Director

Tadashi Nishikawa                     Japan                  Director

Ryoji Itomi                           Japan                  Director

Norio Nagai                           Japan                  Director

Nobuhiko Sahara                       Japan                  Director

Masahiro Tanizeki                     Japan                  Auditor

(1) The principal business address of each of the named persons is 9-8, Meieki 4-chome, Nakamura-ku, Nagoya 450-0002, Japan.

                                                               -----------------
                                                                         PAGE 86
                                                               -----------------

SCHEDULE XVI

Executive Officers and Directors of
Toyota Tsusho Corporation as of June 27, 2003


Name and Business Address(1)          Citizenship            Present Principal Occupation or Employment,
                                                             Including Name, Principal Business and
                                                             Address of Each Corporation or Organization

Eizou Takeyama                        Japan                  Chairman of the Board

Masaaki Furukawa                      Japan                  President

Yoshihiro Kaneko                      Japan                  Executive Vice President

Shigeru Shimazaki                     Japan                  Executive Vice President

Iwao Ito                              Japan                  Executive Vice President

Youji Toyohara                        Japan                  Senior Managing Director

Hidenori Tsutsui                      Japan                  Senior Managing Director

Nobuhiko Sahara                       Japan                  Managing Director

Masato Fujimoto                       Japan                  Managing Director

Katsunori Takahashi                   Japan                  Managing Director

Masahiro Tanizeki                     Japan                  Managing Director

Kiyoshi Furubayashi                   Japan                  Managing Director

Yoshimi Takai                         Japan                  Managing Director

Nobuhiro Watanabe                     Japan                  Managing Director

Junzo Shimizu                         Japan                  Managing Director

Youichi Kihara                        Japan                  Director

Kouichi Kawai                         Japan                  Director

Ryouji Shimizu                        Japan                  Director

Shozo Hamana                          Japan                  Director

Fumio Inoue                           Japan                  Director

Kouji Ooshige                         Japan                  Director

Seiji Kado                            Japan                  Director

Toshinao Mikami                       Japan                  Director

Naoto Yamauchi                        Japan                  Director

Masanori Yamase                       Japan                  Director

Takashi Yoshida                       Japan                  Director

Yasumasa Nishi                        Japan                  Auditor

Hidetsugu Yamauchi                    Japan                  Auditor

Tetsuro Itoh                          Japan                  Auditor

(1) The principal business address of each of the named persons is 9-8 Meieki 4-chome, Nakamura-ku, Nagoya 450-8575, Japan.

                                                               -----------------
                                                                         PAGE 87
                                                               -----------------


SCHEDULE XVII

Executive Officers and Directors of
TIS Inc. as of June 27, 2003


Name and Business Address(1)          Citizenship            Present Principal Occupation or
                                                             Employment, Including Name, Principal
                                                             Business and Address of Each Corporation
                                                             or Organization

Takao Funaki                          Japan                  President

Ryosuke Ariga                         Japan                  Senior Managing Director

Susumu Okamoto                        Japan                  Senior Managing Director

Takashi Hashimoto                     Japan                  Senior Managing Director

Yukio Urata                           Japan                  Managing Director

Norio Maenishi                        Japan                  Managing Director

Youichi Arama                         Japan                  Director

Toru Kuwano                           Japan                  Director

Nobuyoshi Sasaki                      Japan                  Director

Shigeru Mikawa                        Japan                  Director

Mitushi Nishida                       Japan                  Director

Kazunori Kawasaki                     Japan                  Director

Hiroaki Fujimiya                      Japan                  Director

Yoshiyuki Uenishi                     Japan                  Director

Satoru Miyamoto                       Japan                  Director

Naoki Kimura                          Japan                  Standing Corporate Auditor

Yoshinobu Tanaka                      Japan                  Corporate Auditor

Kentaro Fukumoto                      Japan                  Corporate Auditor

Eisuke Ito                            Japan                  Corporate Auditor

(1) The principal business address of each of the named persons is 1-14-5, Kaigan, Minato-ku, Tokyo 105-8624, Japan.

                                                               -----------------
                                                                         PAGE 88
                                                               -----------------


SCHEDULE XVIII

Executive Officers and Directors of
Denso Corporation as of June 27, 2003


Name and Business Address(1)          Citizenship            Present Principal Occupation or Employment,
                                                             Including Name, Principal Business and
                                                             Address of Each Corporation or Organization

Akira Takahashi                       Japan                  Chairman

Hiromu Okabe                          Japan                  Vice Chairman

Koichi Fukaya                         Japan                  President & CEO

Takao Inukai                          Japan                  Executive Vice President

Norio Omori                           Japan                  Executive Vice President

Hiroshi Uchiyama                      Japan                  Senior Managing Director

Kazuo Matsumoto                       Japan                  Senior Managing Director

Sinro Iwatsuki                        Japan                  Senior Managing Director

Masami Manabe                         Japan                  Managing Director

Oyuki Ogawa                           Japan                  Managing Director

Masatoshi Ano                         Japan                  Managing Director

Nobuhiro Miyake                       Japan                  Managing Director

Satoshi Watanabe                      Japan                  Managing Director

Susumu Harada                         Japan                  Managing Director

Mitsuharu Kato                        Japan                  Managing Director

Shoichiro Toyoda                      Japan                  Director

Mitsunobu Takeuchi                    Japan                  Director

Michio Fukuzaki                       Japan                  Director

Mineo Hanai                           Japan                  Director

Tatsuhiko Nishio                      Japan                  Director

Hiroshi Fujinami                      Japan                  Director

Hiromi Tokuda                         Japan                  Director

Nobuaki Katoh                         Japan                  Director

Kenji Ohya                            Japan                  Director

Mitsuo Matsushita                     Japan                  Director

Minoru Ohta                           Japan                  Director

Kazuo Hironaka                        Japan                  Director

Sojiro Tsuchiya                       Japan                  Director

Hikaru Sugi                           Japan                  Director

Takeshige Tabuchi                     Japan                  Director

Shinji Shirasaki                      Japan                  Director

Shigehiro Nishimura                   Japan                  Director

Nobuaki Horiuchi                      Japan                  Corporate Auditor

Toshio Watanabe                       Japan                  Corporate Auditor

Fujio Cho                             Japan                  Corporate Auditor

Gyouji Kusuda                         Japan                  Corporate Auditor

Tamiki Kishida                        Japan                  Corporate Auditor

(1) The principal business address of each of the named persons is 1-1, Showa-cho, Kariya-shi, Aichi-ken 448-8661, Japan.

                                                               -----------------
                                                                         PAGE 89
                                                               -----------------


SCHEDULE XIX

Executive Officers and Directors of
Software Research Associates, Inc. as of June 27, 2003


Name and Business Address(1)          Citizenship            Present Principal Occupation or Employment,
                                                             Including Name, Principal Business and
                                                             Address of Each Corporation or Organization

Ryugo Marumori                        Japan                  Co-founder Chairman

Toru Kashima                          Japan                  President

Osamu Kaneko                          Japan                  Senior Managing Director

Masayoshi Yonezu                      Japan                  Managing Director

Shinjirou Araki                       Japan                  Director

Yoshiro Ikeda                         Japan                  Director

Hajime Watanabe                       Japan                  Director

Yasushi Iwata                         Japan                  Director

Masatoshi Kurihara                    Japan                  Director

Mikio Kodanaka                        Japan                  Standing Auditor

Seizo Arai                            Japan                  Standing Auditor

Yasuhiro Ozawa                        Japan                  Auditor

Tomoyuki Takeya                       Japan                  Auditor

Kouichi Kishida                       Japan                  Co-founder Special Adviser

(1) The principal business address of each of the named persons is 2-32-8, Minami-Ikebukuro, Toshima-ku, Tokyo 171-8513, Japan.

                                                               -----------------
                                                                         PAGE 90
                                                               -----------------


SCHEDULE XX

Executive Officers and Directors of
Dai-ichi Mutual Life Insurance Company as of July 2, 2003


Name and Business Address(1)          Citizenship            Present Principal Occupation or Employment,
                                                             Including Name, Principal Business and
                                                             Address of Each Corporation or Organization

Takahide Sakurai                      Japan                  Chairman of the Board

Tomijiro Morita                       Japan                  President

Makoto Koshino                        Japan                  Senior Managing Director

Rikio Nagahama                        Japan                  Senior Managing Director

Katsutoshi Saito                      Japan                  Senior Managing Director

Kunihiro Kawashima                    Japan                  Managing Director

Masayuki Koyama                       Japan                  Managing Director

Koichi Sato                           Japan                  Managing Director

Koichi Iki                            Japan                  Managing Director

Hiroyuki Koizumi                      Japan                  Managing Director

Hiroo Wakabayashi                     Japan                  Managing Director

Yasunori Takasaki                     Japan                  Managing Director

Akira Kakutani                        Japan                  Managing Director

Shigenori Takano                      Japan                  Managing Director

Teruo Imano                           Japan                  Managing Director

Hideto Masaki                         Japan                  Managing Director

Sugiichiro Watari                     Japan                  Director

Shinsuke Kume                         Japan                  Director

Koichiro Watanabe                     Japan                  Director

Eisaku Maruyama                       Japan                  Director

Naoya Minami                          Japan                  Director

Ryoji Yajima                          Japan                  Director

Satoru Ueno                           Japan                  Director

Kazuma Ishii                          Japan                  Director

Shigeo Tsuyuki                        Japan                  Director

Takahiro Inaba                        Japan                  Director

Hiroshi Kadokura                      Japan                  Senior Corporate Auditor

Kimio Ohiso                           Japan                  Senior Corporate Auditor

Reijiro Hattori                       Japan                  Corporate Auditor

Hiroshi Kato                          Japan                  Corporate Auditor

Shinichi Nishio                       Japan                  Advisor

(1) The principal business address of each of the named persons is 13-1, Yurakucho 1-chome, Chiyoda-ku, Tokyo 100-8411, Japan.